Exhibit 8.1

Principal subsidiaries and consolidated affiliated entities of the Registrant

Subsidiaries	Place of Incorporation
So-Young Hong Kong Limited	Hong Kong
Beijing So-Young Wanwei Technology Consulting Co., Ltd.	Mainland China
Wuhan Miracle Laser Systems, Inc.	Mainland China
So-Young High Tech Korea Co., Ltd.	Korea
So-Young (China) Network Technology Co., Ltd.	Mainland China
Wuhan Zeqi Technology Co., Ltd.	Mainland China
Wuhan Haoweilai Technology Co., Ltd.	Mainland China
Shanghai Jiading Tonghua Micro Finance Co., Ltd.	Mainland China
Shanxi Tianfu Technology Co., Ltd.	Mainland China
Shenzhen Miracle Interconnection Technology Co., Ltd.	Mainland China
So-Young Medical HongKong Limited	Hong Kong

VIEs	Place of Incorporation
Beijing So-Young Technology Co., Ltd.	Mainland China
Beijing Chiyan Medical Beauty Consulting Co., Ltd.	Mainland China

VIEs’ Subsidiaries	Place of Incorporation
Beijing So-Young Souyang Investment and Management Co., Ltd.	Mainland China
Beijing Shengshi Meiyan Culture Co., Ltd.	Mainland China
Beijing Meifenbao Technology Co., Ltd.	Mainland China
Beijing Qingyang Cosmetic Service Co., Ltd. (Previously known as Beijing So-Young Qingyang Medical Instrument Co., Ltd. )	Mainland China
Beijing Qingyang Medical Aesthetic Clinic Co., Ltd.	Mainland China
Chengdu So-Young Internet Hospital Co., Ltd.	Mainland China
Jinbaoxin Shenzhen Insurance Brokers Co., Ltd.	Mainland China
Chengdu Wuhou Yililanhu Medical Aesthetic Clinic Co., Ltd.	Mainland China
Hainan Yixian Daka Technology Co., Ltd.	Mainland China
Hainan So-Young Medical Technology Co., Ltd	Mainland China
Shanghai Biyuhua Internet Technology Co., Ltd.	Mainland China
Beijing Qingyang Technology Co., Ltd.	Mainland China